Exhibit 10.1

TWENTY-FIRST AMENDMENT TO OFFICE LEASE

THIS TWENTY-FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into between CRESCENT 1301 MCKINNEY, L.P., a Delaware limited partnership (“Landlord”), and KEY ENERGY SERVICES, INC., a Maryland corporation (“Tenant”), with reference to the following:

A. Landlord and Tenant entered into that certain Office Lease dated effective as of January 20, 2005; that certain First Amendment to Office Lease dated March 15, 2005; that certain Second Amendment to Office Lease dated June 24, 2005; that certain Commencement Letter dated as of September 28, 2005; that certain Third Amendment to Office Lease dated November 30, 2005; that certain Fourth Amendment to Office Lease dated March 30, 2006; that certain Fifth Amendment to Office Lease dated March 31, 2006; that certain Sixth Amendment to Office Lease dated June 7, 2006; that certain Seventh Amendment to Office Lease dated August 9, 2006; that certain Eighth Amendment to Office Lease dated October 31, 2006; that certain Commencement Letter dated January 16, 2007; that certain Ninth Amendment to Office Lease dated January 11, 2008; that certain Tenth Amendment to Office Lease dated March 27, 2008; that certain Eleventh Amendment to Office Lease dated April 9, 2008 ; that certain Twelfth Amendment to Office Lease dated May 12, 2008; that certain Thirteenth Amendment to Office Lease dated June 20, 2008; that certain Fourteenth Amendment to Office Lease dated October 20, 2011; that certain Fifteenth Amendment to Office Lease dated October 25, 2011 (the “Fifteenth Amendment”); that certain Sixteenth Amendment to Office Lease dated March 6, 2012; that certain Seventeenth Amendment to Office Lease dated April 23, 2012; that certain Eighteenth Amendment to Office Lease dated July 23, 2012; that certain Nineteenth Amendment to Office Lease dated August 31, 2012; and that certain Twentieth Amendment to Office Lease dated December 17, 2012 (as amended, the “Lease”), currently covering approximately 96,992 square feet of Rentable Square Footage on floors 15, 16, 17 and 18 (the “Premises”), of which approximately 223 square feet of Rentable Square Footage on floor 15 is used exclusively for telecommunications purposes (the “Telecom Space”), within the building located at 1301 McKinney, Houston, Texas (the “Building”).

B. Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. First Extension Period. The Term of the Lease is extended for a period of one hundred twenty-eight (128) months (the “First Extension Period”) commencing on July 1, 2016, and expiring on February 28, 2027.

2. Base Rent. Commencing on July 1, 2016, and continuing through the First Extension Period, and subject to adjustment should Tenant elect to reduce the Premises pursuant to Paragraph 4 below, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Premises the amounts set forth in the following rent schedule, plus any applicable tax thereon:

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

PREMISES

FROM	THROUGH	ANNUAL BASE RENT RATE PER SQUARE FOOT		MONTHLY BASE RENT*
July 1, 2016	February 28, 2017	$0.00	†‡	$0.00	†‡
March 1, 2017	June 30, 2017	$28.00		$225,794.33
July 1, 2017	June 30, 2018	$28.84		$232,568.16
July 1, 2018	June 30, 2019	$29.71		$239,583.92
July 1, 2019	June 30, 2020	$30.60		$246,760.95
July 1, 2020	June 30, 2021	$31.51		$254,099.27
July 1, 2021	June 30, 2022	$32.47		$261,840.79
July 1, 2022	June 30, 2023	$33.44		$269,662.95
July 1, 2023	June 30, 2024	$34.44		$277,727.03
July 1, 2024	June 30, 2025	$35.48		$286,113.68
July 1, 2025	June 30, 2026	$36.54		$294,661.61
July 1, 2026	February 28, 2027	$37.64		$303,532.10

*	Subject to adjustment pursuant to Paragraph 4 below if Tenant elects thereunder to reduce the Premises as therein provided.
†	Provided that Tenant is not in Monetary Default under the Lease beyond any applicable notice and/or cure period, the monthly Base Rent, the OE Payment and the management fee shall be abated for the eight (8) month period commencing on July 1, 2016, and expiring February 28, 2017.
‡	The Rent abatement shall not apply to the Telecom Space; accordingly, for the period commencing on July 1, 2016, and expiring February 28, 2017, Tenant shall pay as monthly Base Rent for the Telecom Space the sum of $520.33 plus the allocable share of the OE Payment and management fee for such space.

3. Operating Expenses. Tenant shall continue to pay Tenant’s Pro Rata Share of Operating Expenses payable under Article 4 of the Lease during the First Extension Period. If Tenant elects to reduce the Premises in accordance with Paragraph 4 below, then commencing on January 1, 2015, Tenant’s Pro Rata Share of Operating Expenses payable under Article 4 of the Lease shall be decreased to take the reduction of the Premises by the Reduction Space into consideration. Provided that Tenant is not in Monetary Default under the Lease beyond any applicable notice and/or cure period, the monthly Base Rent, the OE Payment and the management fee shall be abated for the eight (8) month period commencing on July 1, 2016, and expiring February 28, 2017. Landlord projects (but does not guarantee or warrant) that the Operating Expenses of the Building for calendar year 2014 shall total $13.34 per square foot of total Rentable Square Footage.

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4. Space Reduction. Tenant shall have a one (1) time option to surrender a portion of the Premises located on floor 15 of the Building consisting of between 5,000 and 8,000 square feet of Rentable Square Footage, the exact square footage to be determined by Landlord’s architect (the “Reduction Space”), no earlier than January 1, 2015 and no later than May 1, 2015 (such date selected by Tenant being the “Reduction Date”), provided that (A) Tenant gives written notice (the “Reduction Notice”) thereof to Landlord not later than thirty (30) days prior to the Reduction Date (which Reduction Notice shall specifically identify the Reduction Space), (B) the Reduction Space is in a configuration that is, in the reasonable judgment of Landlord, leasable to third parties, (C) Tenant is not in default under the Lease beyond any applicable notice or cure period at the time of the giving of the Reduction Notice or on the Reduction Date, and (D) the parties expressly agree that the space located adjacent to the Building telecom room may be all or part of the Reduction Space. Tenant shall not be obligated to pay any contraction fee to exercise such reduction; provided, however, that notwithstanding the reduction of the Premises by the Reduction Space as of the Reduction Date, Tenant shall continue to pay Rent (inclusive of Base Rent, the OE Payment and the management fee) for the Reduction Space for the period commencing on the Reduction Date and expiring on June 30, 2016, except that Tenant shall receive for such period a credit against Base Rent equal to $15.00 per square foot of Rentable Square Footage per annum, which credit shall be ratably applied over the aforesaid 18-month period. Tenant agrees that the calculation of the Reimbursement Allowance amount under Exhibit A attached hereto shall exclude the Reduction Space and Tenant shall not be permitted to expend any portion of the Reimbursement Allowance for improvements or work within the Reduction Space (other than for the construction of the Demising Wall as hereinbelow provided). If Tenant duly elects to reduce the Premises by the Reduction Space, then the following provisions shall additionally apply:

(a) On the Reduction Date, the Reduction Space shall be surrendered by Tenant to Landlord as required under Article 29 of the Lease. Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space through the Reduction Date, including without limitation, those provisions relating to the condition of the Reduction Space, payment of any and all Rent and other known amounts owed to Landlord through the Reduction Date, removal of all persons occupying and using the Reduction Space, and removal of Tenant’s personal property therefrom prior to the Reduction Date.

(b) At Tenant’s sole cost and expense except as hereinbelow provided, Tenant shall have constructed so as to be substantially completed by the Reduction Date, a demising wall separating the Reduction Space from the remaining portion of the Premises located on floor 15 (the “Demising Wall”), using Building standard materials and construction methods. Tenant shall be permitted to utilize the Reimbursement Allowance for the cost of the Demising Wall, subject to Tenant’s compliance with the applicable provisions of Exhibit A attached hereto for the disbursement thereof.

(c) Effective as of the Reduction Date, (i) the Reduction Space shall be subtracted from the Premises, (ii) Tenant shall no longer have any right to occupy and/or use the Reduction Space, (iii) the Lease shall be deemed terminated with respect to the Reduction Space except for the above-described continuing Rent obligation, and (iv) except for the above-described continuing Rent obligation, neither Tenant nor Landlord shall have any further liability or obligation to the other with respect to the Reduction Space, except for those items that survive the termination of the Lease pursuant to its terms and except as specifically set forth in this Amendment.

(d) Landlord may prohibit access by Tenant to the Reduction Space after the Reduction Date by changing the locks to the Reduction Space or by any other means permitted by the Lease, at Law or in equity.

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(e) Upon the Reduction Date, Tenant’s rights to parking permits under the Lease shall be reduced by one (1) parking permit for every 1,000 square foot of Rentable Square Footage contained within the Reduction Space, of which one (1) parking permit per 3,500 square foot of Rentable Square Footage contained within the Reduction Space shall be from the Building Garage.

(f) Promptly following the Reduction Date, Tenant shall execute and return a lease amendment prepared by Landlord and reasonably acceptable to Tenant, evidencing the reduction of the Premises by the Reduction Space, acknowledging the new Rentable Square Footage of the Premises for all purposes under the Lease, and confirming the Base Rent, adjusting Tenant’s Pro Rata Share, confirming the reduction in parking permits, and modifying other applicable terms of the Lease due to such reduction.

5. Construction Expenses. Tenant accepts the Premises in its “as-is” condition and configuration. However, any necessary construction of leasehold improvements within the Premises shall be accomplished and the cost of such construction shall be paid in accordance with the “Work Letter” between CBRE, Inc. (“CBRE”), as Landlord’s agent and on Landlord’s behalf, and Tenant attached to this Amendment as Exhibit A which is incorporated into this Amendment for all purposes. Except as expressly provided in the Work Letter, Tenant acknowledges that neither CBRE nor Landlord has undertaken to perform any modification, alteration or improvement to the Premises. Tenant waives all warranties of any kind, express or implied, including, without limitation, those of suitability, habitability and fitness for any particular purpose, with regard to the Premises and the Telecom Space. Tenant waives the right to terminate the Lease due to the condition of the Premises or the Building.

6. Swing Space. In order to accommodate Tenant’s construction of leasehold improvements in the Premises, Landlord agrees to lease to Tenant, as swing space (the “Swing Space”), up to 5,000 square feet of Rentable Square Footage in a location in the Building selected by Landlord, provided that Tenant gives Landlord written notice requesting the Swing Space at least four (4) months in advance. The term of the leasing of the Swing Space hereunder shall be no greater than ninety (90) days (the 90th day being the “Swing Space Termination Date” unless Landlord and Tenant agree in writing otherwise), and the term shall commence no earlier than January 1, 2015 and end no later than December 31, 2015. Tenant shall have no obligation to pay Rent with respect to the Swing Space through the Swing Space Termination Date; provided, however, that Tenant shall be liable for parking charges and above Building standard services (e.g., after hours HVAC) applicable to the Swing Space. Tenant’s failure to vacate the Swing Space by the Swing Space Termination Date shall be deemed a “holding over” by Tenant with respect thereto, and Landlord shall have any and all rights provided under Article 24 of the Lease and/or applicable Law to regain possession of the Swing Space (including without limitation pursuit of a forcible detainer action) and/or recover damages for Tenant’s holdover. Subject to Landlord’s right to lease the Swing Space to one or more third parties, Tenant shall have the option to extend the Swing Space Termination Date on a month-to-month basis with thirty (30) days’ advance written notice to Landlord (the “Swing Space Extension Notice”), provided that the Rent for the Swing Space for such extended term shall be the Market Rental Rate (as defined in Paragraph D of Rider No. 1 attached hereto without regard to the remaining portion of Rider No. 1) as reasonably determined by Landlord. Landlord shall advise Tenant of the Market Rental Rate for the Swing Space by written notice given to Tenant promptly following Landlord’s receipt of the Swing Space Extension Notice.

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7. Parking. Commencing on July 1, 2016, and continuing through the First Extension Period, and subject to any parking permit reduction pursuant to Paragraph 4 above, Tenant shall continue to have parking rights in connection with the Premises on the terms and conditions set forth in the Parking Agreement attached as Exhibit E to the Lease, as heretofore amended; provided, that the parking charges associated with sixty (60) unreserved parking permits located in Houston Center Garage 1 shall be reduced by fifty percent (50%) of Landlord’s then-quoted monthly contract rate for the first sixty (60) months of the First Extension Period. Such reduction in parking charges is personal to Tenant, and shall terminate upon assignment of the Lease or subletting of all or any part of the Premises, except in the case of a Permitted Transfer.

8. Existing Signage Rights. Tenant’s existing rights to maintain Tenant’s sign panel on the multi-tenant curbside monument sign located at the corner of McKinney Street and Austin Street, as granted under Paragraph 7 of the Fifteenth Amendment, shall continue from and after the date of full execution of this Amendment so long as (a) Tenant occupies at least three (3) full floors in the Building and (b) no event of default on the part of Tenant has occurred under the Lease beyond any applicable notice and/or cure period.

9. Option to Extend. By extending the Term for the First Extension Period, Tenant has exercised its option to extend the Term set forth in Rider No. 1 attached to the Lease. Therefore, Tenant’s option to extend set forth in Rider No. 1 attached to the Lease is deleted in its entirety. Pursuant to the attached Rider No. 1, which is incorporated into this Amendment for all purposes, Tenant shall have an option to extend the Term upon the expiration of the First Extension Period.

10. Preferential Right to Lease. Rider No. 4 attached to the Fifteenth Amendment and any and all other preferential rights to lease heretofore granted to Tenant are deleted in their entireties and shall be considered null and void. Pursuant to the attached Rider No. 4, which is incorporated into this Amendment for all purposes, Tenant shall have a preferential right to lease the Preferential Space (as defined in the attached Rider No. 4).

11. Contraction Option re: Floor 15. In addition to the option to reduce space on floor 15 as set forth in Paragraph 4 of this Amendment, pursuant to the attached Rider No. 5, which is incorporated into this Amendment for all purposes, Tenant shall have an additional option to reduce the Premises by the Contraction Space in accordance with the terms and provisions specified therein.

12. Tenant’s Restoration Obligations upon Surrender. Notwithstanding anything to the contrary contained in Article 29 of the Lease, Landlord acknowledges and agrees that, as of the date of full execution of this Amendment, there are no Special Installations within the Premises that would require removal by Tenant upon the expiration or early termination of the Lease.

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

13. Notice Addresses. Section 1.M of the Lease is amended as to Landlord’s notice address(es) and Landlord’s Rent payment address as follows:

Landlord: Crescent 1301 McKinney, L.P. c/o JPMorgan Investment Management Inc. Attn: Dianna A. Russo 270 Park Avenue, 7th Floor New York, NY 10017 Phone #: (212) 648-2133 Fax #: (212) 648-2266	With a copy to: Crescent 1301 McKinney, L.P. Attn: Property Manager 1301 McKinney Suite 3510 Houston, TX 77010

Rent (defined in Section 4.A) is payable to the order of Crescent 1301 McKinney, L.P. as follows:

if by check:

Crescent 1301 McKinney, L.P.

P.O. Box 842323

Dallas, TX 75284-2323

if by wire transfer or ACH:

Bank Name:	Bank of America
Account Name:	JP MORGAN INVESTMENT MANAGEMENT INC.
AAF CRESCENT 1301 MCKINNEY LP
Account Number:	385015845043
Wire Transfer ABA:	026009593
ACH Transfer ABA:	011900254
City/State:	Charlotte, NC
Taxpayer ID:	13-6038770

14. Prohibited Persons and Transactions. Tenant represents to Landlord: (a) that neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws, (b) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (c) that throughout the Term of the Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws.

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15. ERISA Matters. Tenant represents that (a) neither Tenant nor any entity controlling or controlled by Tenant owns a five percent (5%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A. (“JPMorgan”) or any of JPMorgan’s affiliates, and (b) neither JPMorgan, nor any of its affiliates, owns a five percent (5%) or more interest in Tenant or any entity controlling or controlled by Tenant.

16. Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.

17. Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment except Partners Commercial Realty, L.P. d/b/a NAI Houston. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party other than the above-named broker claiming by, through or under Tenant in connection with this Amendment.

18. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on March 15, 2014, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

19. Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

20. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

[Signatures Appear on the Following Page]

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LANDLORD AND TENANT enter into this Amendment on April 3, 2014.

LANDLORD:

CRESCENT 1301 MCKINNEY, L.P.,
a Delaware limited partnership

By:	Crescent 1301 GP, LLC,
a Delaware limited liability company, its General Partner

	By:	/s/ Dianna A. Russo
Dianna A. Russo
President

TENANT:

KEY ENERGY SERVICES, INC., a Maryland corporation

By:	/s/ Richard J. Alario
	Name:	Richard J. Alario
	Title:	Chairman, President & CEO

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

EXHIBIT A

WORK LETTER

This Work Letter is attached as an Exhibit to that certain Twenty-First Amendment to Office Lease (the “Amendment”) amending that certain Office Lease dated effective as of January 20, 2005, as previously amended (the “Lease”) between CRESCENT 1301 MCKINNEY, L.P., as Landlord, and KEY ENERGY SERVICES, INC., as Tenant, for the Premises, the Rentable Square Footage of which is 96,769, located on floors 15, 16, 17 and 18 of the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control. CBRE, Inc. (“Construction Manager”), as Landlord’s agent and on Landlord’s behalf, has agreed to perform the obligations set forth below.

1. Construction. Tenant agrees to construct leasehold improvements (the “Tenant Work”) in a good and workmanlike manner in and upon the Premises, at Tenant’s sole cost and expense, in accordance with the following provisions. Prior to commencement of construction, Tenant shall submit to Construction Manager for Construction Manager’s approval complete plans and specifications for the construction of the Tenant Work (“Tenant’s Plans”). Within 10 Business Days after receipt of Tenant’s Plans, Construction Manager shall review and either approve or disapprove Tenant’s Plans. If Construction Manager disapproves Tenant’s Plans, or any portion thereof, Construction Manager shall notify Tenant thereof and of the revisions Construction Manager requires before Construction Manager will approve Tenant’s Plans. Within 10 Business Days after Construction Manager’s notice, Tenant shall submit to Construction Manager, for Construction Manager’s review and approval, plans and specifications incorporating the required revisions. The final plans and specifications approved by Construction Manager are hereinafter referred to as the “Approved Construction Documents”.

(a) Tenant shall have the right to competitively bid the Tenant Work with a minimum of three (3) general contractors of Tenant’s choosing, but subject to Construction Manager’s prior approval of the same. Tenant shall be entitled to select and/or approve the successful general contractor. Tenant’s general contractor shall be experienced and licensed to construct the Tenant Work and Tenant will require in the construction contract that the contractor (i) carry insurance in such amounts and types of coverages as are reasonably required by Landlord, and (ii) construct the Tenant Work in a good and workmanlike manner and in compliance with all Laws. Unless otherwise agreed to in writing by Construction Manager and Tenant, all work involved in the construction and installation of the Tenant Work shall be carried out by Tenant’s contractor under the sole direction of Tenant, in compliance with all Building rules and regulations and in such a manner so as not to unreasonably interfere with or disturb the operations, business, use and enjoyment of the Property by other tenants in the Building or the structural calculations for imposed loads. Tenant shall obtain from its contractors and provide to Construction Manager a list of all subcontractors providing labor or materials in connection with any portion of the Tenant Work prior to commencement of the Tenant Work, with all subcontractors providing labor and materials exceeding $5,000 in total for the Tenant Work to be from Construction Manager’s approved subcontractor list or otherwise approved in advance in writing by Construction Manager.

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(b) Tenant will employ experienced, licensed architects, engineers and other consultants, approved by Construction Manager, to construct the Tenant Work and will require in the applicable contracts that such parties (1) carry insurance in such amounts and types of coverages as are reasonably required by Landlord, and (2) design and construct the Tenant Work in a good and workmanlike manner and in compliance with all Laws. Tenant warrants that its contracts with any contractors will provide that the design, construction and installation of the Tenant Work must conform to the requirements of all applicable Laws, including building, plumbing and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Tenant Work.

2. Costs. Subject to the terms and conditions of this Paragraph 2, Landlord will provide Tenant with an allowance (the “Reimbursement Allowance”) to be applied towards the cost of constructing the Tenant Work. The Reimbursement Allowance shall be available to Tenant at as of the date the Amendment is fully executed by both Landlord and Tenant.

(a) Reimbursement Allowance. Landlord’s obligation to reimburse Tenant for Tenant’s construction of the Tenant Work shall be: (i) limited to actual costs incurred by Tenant in its construction of the Tenant Work; (ii) limited to an amount up to, but not exceeding, $20.00 multiplied by the Rentable Square Footage of the Premises (and specifically excluding the Telecom Space and the Reduction Space, if Tenant exercises its reduction option set forth in Paragraph 4 of the Amendment; provided, however, if Tenant does not exercise the option to reduce set forth in Paragraph 4 of the Amendment, the Reduction Space will be included in any calculation to determine the amount of the Reimbursement Allowance); and (iii) conditioned upon Construction Manager’s receipt of written notice (which notice shall be accompanied by invoices and documentation set forth below) from Tenant that the Tenant Work has been completed and accepted by Tenant. The cost of (A) all space planning, design, consulting or review services and construction drawings, (B) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (C) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Construction Manager), (D) required metering, re-circuiting or re-wiring for metering, equipment rental, consulting services, studies, construction services, cost of billing and collections, (E) materials and labor in constructing the Tenant Work, (F) furniture relocation, (G) construction management fees, (H) architectural and engineering fees, (I) voice and data cabling, (J) security system and equipment, (K) audio/visual equipment installed in the Premises, and (L) an asbestos survey of the Premises if required by applicable Law, shall all be included in the cost of the Tenant Work and may be paid out of the Reimbursement Allowance, to the extent sufficient funds are available for such purpose. Tenant acknowledges that an asbestos survey will probably be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning. Landlord agrees that Tenant shall be entitled to request disbursement of the Reimbursement Allowance hereunder at any time after the date of full execution of this Amendment and need not wait until the commencement of the First Extension Period.

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(b) Payment of Reimbursement Allowance. Landlord shall make progress payments to Tenant of the Reimbursement Allowance in 3 installments. The first installment in the amount of 1/3 of the Reimbursement Allowance (less 10% retainage) shall be paid within 30 days after Construction Manager’s receipt of Tenant’s written request, which request may be made after the first third of construction of the Tenant Work has been completed. The second installment in the amount of 1/3 of the Reimbursement Allowance (less 10% retainage) shall be paid within 30 days after Construction Manager’s receipt of Tenant’s written request, which request may be made after the second third of the construction of the Tenant Work has been completed. The final installment in the amount of the balance of the Reimbursement Allowance due Tenant shall be paid when the requirements in Paragraph 2(b)(ii) below are fulfilled.

(i) Additional Conditions for Payment. Notwithstanding any provision contained in this Work Letter to the contrary, Landlord shall not be obligated to make any payment to Tenant if any one or more of the following conditions exist: (A) Tenant is in default in the performance of any of its obligations under this Work Letter or a default exists under the Lease beyond any applicable notice and/or cure period, or (B) any part of such payment is attributable to work which is defective or not performed substantially in accordance with the Approved Construction Documents, as reasonably determined by Construction Manager, provided, however, that such payment shall be made as to the part of the requested payment attributable to work which is performed in accordance with the Approved Construction Documents and is not defective.

(ii) Payment of Final Application for Payment. Landlord shall not be obligated to make the final installment until the last to occur of (A) Construction Manager’s receipt from Tenant or an architect’s certificate of substantial completion certifying that the Tenant Work has been completed in accordance with all applicable Law and the Approved Construction Documents, (B) Construction Manager’s receipt of final invoices marked paid or other evidence reasonably satisfactory to Construction Manager confirming the total.

(c) Other Improvement Projects. In the event Tenant does not use all of the Reimbursement Allowance on the Tenant Work, Tenant may, subject to approvals as otherwise contemplated by this Work Letter, continue to use the Reimbursement Allowance on other improvement projects in the Premises until the Reimbursement Allowance has been used in its entirety or until the time period for using the Reimbursement Allowance, as set for in Paragraph 2(e) below, has expired, or used by Tenant as otherwise allowed herein.

(d) Costs Above Building Standard Improvements. Tenant shall pay ad valorem taxes and increased insurance on or attributable to any above building standard improvements constructed within the Premises, provided such costs and taxes are specifically outlined by the taxing authority and/or insurance carrier, which cost shall be payable by Tenant to Landlord as additional Rent within 30 days after receipt of an invoice therefor. Tenant’s failure to pay such cost shall constitute an event of default under the Lease.

(e) Unused Allowance. Landlord and Tenant acknowledge and agree that Landlord shall only be obligated to provide the Reimbursement Allowance to Tenant if Tenant uses the Reimbursement Allowance for its intended purpose and all of Tenant’s funding requests must be received in writing by Landlord within 18 full calendar months after the commencement of the First Extension Period. In the event Tenant fails to use all or any portion of the Reimbursement Allowance within the allotted time period, then upon the expiration of the 18th full calendar month after the commencement of the First Extension Period (and provided that Tenant is not then in default under the Lease beyond any applicable notice and/or cure period), the unused portion of the Reimbursement Allowance (up to $10.50 per square foot of Rentable Square Footage of the Premises (the “Rent Credit Amount”)) shall be automatically applied against Base Rent next coming due. Alternatively, Tenant may elect to apply the Rent Credit Amount prior to the expiration of the 18th full calendar month after the commencement of the First Extension Period (provided that Tenant is not then in default under the Lease beyond any applicable notice and/or cure period), by giving thirty (30) days’ advance written notice to Landlord of its election (the “Credit Election Notice”), to apply the Rent Credit Amount towards a credit against Base Rent, to be applied against the Base Rent next coming due following the Credit Election Notice.

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21st Amendment

A-iii

3. Electrical Design Capacity. The following parameters constitute building standard electrical design capacity: (a) the total connected electrical load of all electrical equipment serving the Premises shall not exceed an average of 4.0 watts multiplied by the Rentable Square Footage of the Premises delivered through the electrical riser to the electrical room on the floor where the Premises are located; (b) the connected electrical load for lighting shall not exceed an average of 2.0 watts multiplied by the Rentable Square Footage of the Premises; (c) emergency power shall be limited to egress lighting only and at Landlord’s option shall be provided by Tenant’s battery backup fixtures or Landlord’s emergency power system; and (d) no electrical equipment shall exceed the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises. Any requirements, services or equipment in excess or contravention of the foregoing parameters (or any combination thereof) shall constitute above building standard electrical services subject to Landlord’s approval and Tenant’s compliance with the other applicable provisions of the Lease. However, the cost of purchasing and installing any above building standard electrical equipment approved by Landlord (including submeters) shall be paid at Tenant’s expense.

4. ADA Compliance. Landlord shall, as an Operating Expense, be responsible for ADA compliance for the core areas of the Building (including elevators, Common Areas and service areas), the Property’s parking facilities and all points of access into the Property. Tenant shall, at its expense, be responsible for ADA compliance in the Premises, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Neither Landlord nor Construction Manager shall be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. Construction Manager’s approval of the Approved Construction Documents shall not be deemed a statement of compliance with applicable Laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Approved Construction Documents.

5. Oversight and Coordination. Construction of the Tenant Work shall be subject to oversight and coordination by Construction Manager, but such oversight and coordination shall not subject Construction Manager or Landlord to any liability to Tenant, Tenant’s contractors or any other person. Construction Manager has the right to inspect construction of the Tenant Work from time to time. Tenant shall coordinate all construction activity and neither Landlord nor Construction Manager shall charge Tenant any construction supervisory fees.

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

A-iv

6. Assumption of Risk and Waiver. Tenant hereby assumes any and all risks involved with respect to the Tenant Work and hereby releases and discharges Construction Manager and all Landlord Parties from any and all liability or loss, damage or injury suffered or incurred by Tenant or third parties in any way arising out of or in connection with the Tenant Work.

CONSTRUCTION MANAGER:

CBRE, INC.,
a Delaware corporation

By:	/s/ Kristi Hotze
Kristi Hotze
Managing Director

TENANT:

KEY ENERGY SERVICES INC.,
a Maryland corporation

By:	/s/ Richard J. Alario
Name:	Richard J. Alario
Title:	Chairman, President & CEO

AGREED, ACKNOWLEDGED AND ACCEPTED
by Landlord as of the 3 day of April, 2014:

LANDLORD:

CRESCENT 1301 MCKINNEY, L.P.,
a Delaware limited partnership

By:	Crescent 1301 GP, LLC,
a Delaware limited liability company,
its General Partner

	By:	/s/ Dianna A. Russo
Dianna A. Russo
President

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

A-v

RIDER NO. 1

OPTION TO EXTEND

A. Renewal Period. Tenant may, at its option, extend the Term for one renewal period of five (5) years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 18 nor later than 12 months prior to the expiration of the First Extension Period, provided that at the time of such notice and at the commencement of the Renewal Period, (i) Tenant remains in occupancy of at least 50% of the Premises, and (ii) no uncured event of default exists under the Lease beyond any applicable notice and/or cure period. The Base Rent payable during the Renewal Period shall be the Market Rental Rate (defined below) for the Premises. Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period except that Tenant shall have no further Option to Extend the Term of the Lease.

B. Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”). If Tenant is not willing to accept the terms set forth in the Rental Notice, then the parties will negotiate in good faith and attempt to reach an agreement within 30 days after the date of the Rental Notice (the “Negotiation Deadline”). At any time prior to the Negotiation Deadline, Tenant may accept the terms set forth in the Rental Notice (or as negotiated) by written notice (the “Acceptance Notice”), or reject the terms set forth in the Renewal Notice (and as negotiated) by written notice (the “Rejection Notice”), received by Landlord prior to the Negotiation Deadline. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after receipt of a mutually agreed upon lease amendment containing the terms set forth in the Rental Notice, execute such lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant (i) timely delivers its Rejection Notice or (ii) fails timely to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon assignment of this Lease or subletting of more than 50% of the Premises, except in the case of a Permitted Transfer. If Landlord and Tenant cannot agree to the Base Rent for the Renewal Period on or before the Negotiation Deadline, then Tenant shall have an additional 7 days from the Negotiation Deadline within which Tenant shall have the option to either (1) elect to have such dispute resolved by arbitration pursuant to this Rider No. 1 by giving the Landlord written notice (“Arbitration Notice”) of its election within such 7-day period or (2) withdraw its exercise of the Option to Extend by giving the Landlord written notice of its election to so withdraw within such 7-day period, in which event the Lease shall expire on the Expiration Date. If within such 7-day period Tenant does not exercise its option to have such dispute resolved by arbitration, then Tenant shall be deemed to have rejected the final written proposal for the Market Rental Rate given by Landlord during the Negotiation Period and additionally to have withdrawn its exercise of this Option to Extend, and the Lease shall expire on the Expiration Date without renewal or extension.

C. Arbitration. If Tenant timely gives the Landlord an Arbitration Notice, then the Market Rental Rate for the applicable Renewal Period shall be settled by arbitration in accordance with the following provisions, and any determination as a result thereof shall be binding upon the parties:

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

Rider No. 1-i

(i) Landlord and Tenant shall use reasonable efforts to agree, within 10 business days following receipt of an Arbitration Notice, upon the appointment of one arbitrator to resolve the matter. If an agreement on a single arbitrator cannot be reached within such 10 business-day period, Landlord and Tenant shall each appoint their respective arbitrator within 10 business days following the lapse of the 10 business-day period and shall specify the name and address of their respective arbitrator to the other party prior to the expiration of such 10 business-day period; provided, that if one party fails to specify the name and address of its selected arbitrator within such 10 business-day period the other party shall give such failing party written notice, and if within 10 business days after such written notice the failing party still has not specified an arbitrator, the arbitrator selected by the other party shall act as the single arbitrator as if both parties had agreed to the appointment of such arbitrator as provided above. The selected arbitrators shall then appoint a third arbitrator within 10 business days following their appointment. If the two arbitrators are unable to agree upon a third arbitrator within such 10 business-day period, the third arbitrator shall be appointed as soon as reasonably possible thereafter by a court of competent jurisdiction residing in Harris County, Texas, subject to the qualification requirements set forth below. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator. Immediately following the selection of the final arbitrator, the arbitrator(s) shall meet and, within 15 days following the complete selection of the arbitrator(s), endeavor to resolve the matter.

(ii) Within 15 business days following the selection of all arbitrators, each party shall submit to the arbitrators such party’s proposed Market Rental Rate, together with reasonable evidence supporting such proposed rate. The arbitrator(s) shall select either the proposed Market Rental Rate submitted by Landlord or the proposed Market Rental Rate submitted by Tenant, whichever proposal the arbitrator(s) deem to be the most nearly correct according to the definitions, terms and requirements set forth in the Lease, without compromise. The power of the arbitrators shall be exercised by the concurrence of at least two arbitrators, except that if only one arbitrator is required, the decision of such arbitrator shall govern. The arbitrator(s) shall have the authority to request additional facts or evidence from each of the parties and, if such arbitrators so require, a hearing to present the same. In the event of such a hearing, rules of evidence applicable to state court judicial proceedings in Houston, Texas civil district courts shall govern; however, evidence will be admitted or excluded in the sole discretion of the arbitrator(s). The arbitrator(s) shall resolve the controversy and shall execute and acknowledge their decision, together with a brief statement describing the rationale for such decision, in writing and deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested. If the arbitrators fail to reach an agreement during such 15-day period (as extended pursuant to the next sentence), they shall be discharged, and new arbitration proceedings shall commence, which appointments shall be made in the same manner as set forth above. By agreement in writing, Landlord and Tenant may extend the time to reach agreement either before or after the expiration thereof up to a maximum of 30 additional days.

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

Rider No. 1-ii

(iii) Each party shall bear their own costs and the costs of the arbitrator it appoints. The cost of the third arbitrator (or the single arbitrator if only one arbitrator is required) shall be split equally.

(iv) Each arbitrator shall (1) be a real estate broker licensed under the laws of the State of Texas, (2) have been actively and continuously engaged in leasing office space in multi-story office buildings in Houston, Texas for not less than the previous 10 years, and (3) during the previous 10 years been involved in transactions which in the aggregate total more than 2,000,000 square feet of rentable area of office space in Houston, Texas. The arbitrator(s) selected by Landlord and Tenant may not be the real estate brokers or agents that represented Landlord and Tenant in negotiations regarding the Market Rental Rate prior to the submission of the proposed Market Rental Rate to arbitration.

(v) The decision of the arbitrator(s) shall be final and non-appealable, shall be binding on both Landlord and Tenant, and may be enforced in any court of competent jurisdiction.

D. Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Property. The parties agree that the best evidence of the Market Rental Rate will be the effective rate then charged for comparable transactions in the Property.

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

Rider No. 1-iii

RIDER NO. 4

PREFERENTIAL RIGHT TO LEASE

A. Preferential Right To Lease. So long as 24 months remain in the First Extension Period, Tenant shall have a continuing and recurring Preferential Right to Lease any space on the 15th floor of the Building, as shown on Schedule 1 to this Rider No. 4 (the “Preferential Space”), at such time as such space becomes Available (as defined below) for direct lease to a new tenant (whether or not a bona fide offer has been made); provided no uncured event of default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an event of default) and Tenant remains in occupancy of the entirety of the Premises located on floors 16, 17 and 18. The Preferential Space shall be deemed “Available” at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Effective Date); or (iv) subject to any expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Property as of the date of full execution of this Amendment, as specified in a separate written notice delivered by Landlord to Tenant contemporaneously with the full execution of this Amendment. This Preferential Right to Lease shall terminate upon any Transfer as defined in the Lease, except in the case of a Permitted Transfer. The Preferential Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to a formal option provision in this Lease.

B. Acceptance. Prior to leasing the Preferential Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the Market Rental Rate (as defined in Rider No. 1) as of the anticipated Preferential Space Commencement Date (as defined below), including any projected rate increases over the applicable term, and other applicable terms (the “Preferential Rental Notice”). Tenant shall have 10 Business Days within which to accept or reject such offer. If Tenant accepts Landlord’s offer, Tenant shall, within 15 days after Landlord’s written request, execute and return a lease amendment adding the Preferential Space to the Premises for all purposes under this Lease (including any extensions or renewals) and confirming the Base Rent and other applicable terms specified in the Preferential Rental Notice. Such lease amendment may, if applicable, contain a construction agreement using Landlord’s then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (i) accept such offer or (ii) execute and return the required lease amendment, then this Preferential Right to Lease with respect to the rejected or not timely accepted offer shall lapse and be of no further force and effect and Landlord may thereafter lease all or part of the Preferential Space rejected or not timely accepted to any party without further notice or obligation to Tenant. However, this Rider No. 4 shall remain in effect and should any part of the Preferential Space subsequently become Available, Landlord shall not lease such Preferential Space to any party without again complying with the provisions of this Rider No. 4.

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

Rider No. 4-i

C. Tender of Possession. The Preferential Space shall be leased for the period commencing upon the 90th day following the date of Landlord’s tender of possession of the Preferential Space in accordance with Landlord’s offer and this Rider (the “Preferential Space Commencement Date”) and continuing through the expiration or earlier termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate this Lease or extend the Term.

D. Condition of Premises. The Preferential Space shall be tendered in an “as-is” condition. However, all leasehold improvements shall be constructed in the Preferential Space in accordance with the construction agreement (if any) attached to the applicable lease amendment.

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

Rider No. 4-ii

SCHEDULE 1 TO

RIDER NO. 4

PREFERENTIAL SPACE

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

Rider No. 4-iii

RIDER NO. 5

CONTRACTION OPTION

In addition to the reduction option set forth in Paragraph 4 of the Twenty-First Amendment to Office Lease to which this Rider No. 5 is attached (the “Amendment”), Tenant shall have the option (the “Contraction Option”) to surrender all or part of that portion of the Premises located on floor 15 of the Building (each, a “Contraction Space”), up to three successive instances on, at Tenant’s option, either the last day of the 36th, 48th and/or 60th calendar month following the commencement of the First Extension Period (each, a “Contraction Date”), provided that (a) Tenant gives written notice (each, a “Contraction Notice”) thereof to Landlord not less than eight (8) months prior to the applicable Contraction Date, (b) Tenant is not in default under the Lease beyond any applicable notice or cure period at the time of the giving of the applicable Contraction Notice or on the applicable Contraction Date, and (c) the portion of the floor 15 space not then being surrendered by Tenant is in a configuration that is, in the reasonable judgment of Landlord, leasable to third parties. Additionally, Tenant’s right to contract hereunder is conditioned upon the payment in full by Tenant, on or before the applicable Contraction Date, of a cash amount equal to the sum of the following: (i) all Rent due by Tenant under the Lease respecting the applicable Contraction Space through and including the applicable Contraction Date, and (ii) the unamortized costs incurred by Landlord under the terms of the Amendment and applicable to the applicable Contraction Space, including, but not limited to, the Reimbursement Allowance, any other tenant improvement allowances, all Rent abatement, and all leasing commissions paid or incurred by Landlord, all amortized at ten percent (10%) per annum (collectively, the “Contraction Payment”). Tenant shall continue to comply with all the terms and provisions of the Lease and shall remain liable for all of Tenant’s obligations which accrue under the Lease with respect to the applicable Contraction Space up to and including the applicable Contraction Date. This contraction right is personal to Tenant, and thus this Contraction Option shall terminate upon assignment of the Lease or subletting of more than 50% of the Premises, except in the case of a Permitted Transfer. Further, after Landlord’s receipt of the applicable Contraction Payment, and so long as Tenant has surrendered the applicable Contraction Space in the condition required under the Lease, neither party shall have any rights, liabilities or obligations under the Lease with respect to the applicable Contraction Space for the period accruing after the applicable Contraction Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease. Tenant agrees that time is of the essence with respect to this Rider No. 5.

1301 MCKINNEY/KEY ENERGY SERVICES, INC.

21st Amendment

Rider No. 5-i